Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Pattie Kushner (media) - 336-436-8263
Media@labcorp.com

Scott Frommer (investors) - 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP NAMES NATIONALLY RECOGNIZED HEALTH-POLICY EXPERT DR. BRIAN CAVENEY
AS ENTERPRISE-WIDE CHIEF MEDICAL OFFICER
Caveney is an Influential Thought Leader in Healthcare Financing,
Regulatory Initiatives and Value-Based Care Models

Burlington, N.C., Aug. 24, 2017 - LabCorp® (NYSE: LH), a leading global life sciences company, announced today that Dr. Brian Caveney, a nationally recognized health-policy expert who currently serves as chief medical officer of Blue Cross and Blue Shield of North Carolina (Blue Cross NC), will fill a newly created role as enterprise-wide chief medical officer of LabCorp, effective Sept. 25. Caveney will report to David P. King, chairman and CEO of LabCorp.

“Brian is a nationally respected thought leader who brings deep expertise to LabCorp on critical topics, including health policy, healthcare financing, regulatory initiatives, value-based care models, and clinical standards of care,” said King. “Whether in our nation’s capital or at the state level, he is a sought-after voice when health policy is being crafted, and for good reason. In addition to being a highly accomplished managed-care executive, Brian was a practicing physician and holds degrees in medicine, health policy and administration, and law. I can think of no finer choice to become our first enterprise-wide chief medical officer.”

In the newly created role, Caveney will have broad responsibility for LabCorp’s medical and scientific strategy, including serving as primary medical representative for the company externally, defining global standards for medical and scientific activities across LabCorp’s Diagnostics and Drug Development businesses, and enhancing a culture of medical and scientific excellence.

Added King: “LabCorp has become an important participant in the global healthcare and life sciences discussion, and having an enterprise-wide chief medical officer of Brian’s national stature will enhance our position and strengthen our influence on critical decisions that will affect our industry in the years ahead.”

Caveney joined Blue Cross NC in 2011. In addition to various roles in the Healthcare Division of the core health plan, Caveney also served as chief clinical officer of Mosaic Health Solutions, a wholly owned subsidiary of Blue Cross NC for strategic investments in diversified health solutions businesses. Prior to joining Blue Cross NC, Caveney was a practicing physician and assistant professor at Duke University Medical Center and also provided consulting services for several companies in the Research Triangle Park region.

Caveney is a sought-after speaker at national conferences; has participated in sessions at the U.S. Food and Drug Administration, the National Academy of Sciences, The Advisory Board Company, the North Carolina Institute of Medicine, and various state committees and panels; and is a frequent lecturer at Duke University, the University of North Carolina, and North Carolina State University. In addition, he has authored at least 20 papers, was editor-in-chief of the three-volume treatise “Occupational Injuries and Illnesses,” and has served as an editorial reviewer for several healthcare industry journals.

Caveney holds an M.D. from the West Virginia University School of Medicine, a J.D. from the West Virginia University College of Law and an M.P.H. in health policy and administration from the University of North Carolina at Chapel Hill. He completed his residency at Duke University Medical Center and is board-certified in preventive medicine, with a specialty in occupational and environmental medicine. He is the past president of the Southeastern Atlantic College of Occupational and Environmental Medicine and continues to hold an active law license in North Carolina.

“LabCorp’s reputation for enhancing patient care through comprehensive diagnostics and now cutting-edge therapeutic advances is known around the world,” said Caveney. “I am excited to join LabCorp’s outstanding leadership team in pursuit of the company’s inspiring mission to improve health and improve lives.”

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster and uses technology to improve the delivery of care. LabCorp reported net revenues of nearly $9.5 billion for 2016 through the contributions of 52,000 employees in approximately 60 countries. To learn more about LabCorp, visit www.labcorp.com, and to learn more about Covance Drug Development, visit www.covance.com.
This press release contains forward-looking statements including statements about enhancing the Company’s medical and scientific culture. Each of the forward-looking statements is subject to change based on various important factors, including the risk that the Company may not be successful in enhancing its medical and scientific culture. Further information on potential factors that could affect LabCorp’s operating and financial results is included in the Company’s Form 10-K for the year ended December 31, 2016, including under the heading risk factors, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the section of the Company’s Form 10-K for the year ended December 31, 2016 and subsequent Forms 10-Q under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.